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                                                                      EXHIBIT 99



                             AMFED FINANCIAL, INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS


   The undersigned hereby appoints __________, _________, and ________ as proxies to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of AMFED Financial, Inc. ("AMFED") to be held at the John Ascuaga's Nugget Hotel, 1100 Nugget Avenue, Sparks, Nevada, at 10:00 a.m. on Wednesday, January 3, 1996, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of July 21, 1995 (including the Agreement and Plan of Merger attached thereto), between AMFED and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which (i) a wholly-owned subsidiary of Norwest would be merged with AMFED (the "Merger"), with AMFED as the surviving corporation, and (ii) each outstanding share of common stock, par value $.01 per share, of AMFED would be converted into 1.0251 shares of common stock, par value $1-2/3 per share, of Norwest in accordance with the provisions of the Agreement and Plan of Reorganization; and to authorize such further action by the Board of Directors and officers of AMFED as may be necessary or appropriate to carry out the intent and purposes of the Merger.


             FOR [_]          AGAINST  [_]          ABSTAIN  [_]

   2. In his discretion on such matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement-Prospectus relating to the meeting.

   Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1. If no direction is supplied, the proxy will be voted "FOR" proposal 1.

                              Dated:  __________________________, 1995.

                              _______________________________________
                              (Please sign exactly as name appears at left.)

                              _____________________________________________
                              (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees, or in similar capacities should so indicate.)


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.